Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

EDMONDS 6, INC.

It is hereby certified that:

1.  The name of the corporation (hereinafter called the “corporation”) is EDMONDS 6, INC.

2.	The certificate of incorporation of the corporation is hereby amended by striking out Article[s] First and Fourth thereof and by substituting in lieu of said Article[s] the following new Article[s]:

FIRST:  “The name of the corporation is UNIVERSAL FOG, INC.”

FOURTH:  “Total authorized is 310,000,000 shares of which 300,000,000 shares are common with a par value of ..0001 and 10,000,000 shares are preferred with a par value of ..0001.”

3.
The amendment[s] of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on:  May 10, 2005

/s/ TOM BONTEMS
TOM BONTEMS, PRESIDENT

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:01 PM 05/10/2005
FILED 06:13 PM 5/10/2005
SRV 050381341 – 3844486 FILE